Exhibit 16.1

January 8, 2024

Ryan Melsert, CEO

American Battery Technology Company 100 Washington Street, Suite 100

Reno, NV 89503

Re:	American Battery Technology Company

Dear Mr Melsert:

This is to confirm that the client-auditor relationship between American Battery Technology Company (Commission File Number 001-41811) and Marcum LLP has ceased effective January 4, 2024. We agree with the statements contained in the 8k filed on January 8, 2024.

Very truly yours,

Marcum LLP

Sent Via E-Mail rmelsert@batterymetals.com

cc:	Office of the Chief Accountant
Securities and Exchange Commission
Via E-Mail: SECPSletters@sec.gov

Marcum llp / 600 Anton Boulevard / Suite 1600 / Costa Mesa, CA 92626 / Phone 949.236.5600 / marcumllp.com